Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

December 18, 2017

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Ladies and Gentlemen:

In connection with the issuance by Bristow Group Inc., a Delaware corporation (the “Company”), of an aggregate of $143,750,000 principal amount of the Company’s 4.50% Senior Convertible Notes due 2023 (the “Notes”), together with the related guarantees (the “Guarantees” and, together with the Notes, the “Securities”) on a senior unsecured basis by Bristow U.S. LLC, a Louisiana limited liability company (“BUS LLC”), Bristow Alaska Inc., an Alaska corporation (“Alaska Inc.”), Bristow Helicopters Inc., a Delaware corporation (“Helicopters Inc.”), BHNA Holdings Inc., a Delaware corporation (“BHNA”), and Bristow U.S. Leasing LLC, a Delaware limited liability company (“Leasing LLC” and, together with BUS LLC, Alaska Inc., Helicopters Inc. and BHNA, the “Guarantors”), pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-206535), as amended (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated July 21, 2017, as supplemented by the prospectus supplement relating to the sale of the Notes dated December 13, 2017 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for the Company by us. At your request, this letter is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Registration Statement has been filed with the Commission and has been declared effective under the Act. The Prospectus has been filed by the Company with the Commission pursuant to Rule 424(b) under the Act, including all documents incorporated by reference therein. On December 13, 2017, the Company and the Guarantors entered into an Underwriting Agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) providing for the issuance and sale by the Company to the Underwriters of the Securities.

The opinions set forth herein relate only to certain matters regarding the Securities. In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended to date; (ii) the Articles of Incorporation, Certificate of Incorporation or Certificate of Formation, as applicable, and Bylaws or Limited Liability Company Agreement, as applicable, of each of Helicopters Inc., BHNA and Leasing LLC, each as amended to date; (iii) the Underwriting Agreement, filed as an

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exhibit to this Form 8-K; (iv) the Indenture, dated June 17, 2008 (the “Base Indenture”), among the Company, as issuer, BUS LLC, Alaska Inc. and Helicopter Inc., as subsidiary guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), filed as Exhibit 4.1 to the Registration Statement pursuant to which senior debt securities may be issued; (v) the Sixth Supplemental Indenture, dated the date hereof, among the Company, the Guarantors and the Trustee, as described in the Prospectus, filed as an exhibit to this Form 8-K (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), pursuant to which the Securities will be issued; (vi) corporate records of the Company and the Guarantors, (vii) certificates of public officials and of representatives of the Company and the Guarantors and (viii) statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving such opinions, we have relied on certificates of officers of the Company and the Guarantors and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conformd with the originals of such documents and all information submitted to us was accurate and complete. We have also assumed that the Notes will be offered and sold in compliance with applicable federal and state securities laws and in the manner described in the applicable Prospectus and in accordance with the terms of the Underwriting Agreement. We have also assumed that BUS LLC is a limited liability company that is validly existing and in good standing and has the limited liability company power to execute, deliver and perform, and has taken all limited liability company action necessary to authorize the execution, delivery and performance of, its obligations under the Indenture, including the Guarantees, under the laws of the State of Louisiana. We have also assumed that Alaska Inc. is a corporation formed under Alaska law and is validly existing and in good standing and has the power to execute, deliver and perform, and has taken all corporate action necessary to authorize the execution, delivery and performance of, its obligations under the Indenture, including the Guarantees, under the laws of the State of Alaska. We have also assumed that the Base Indenture has been duly authorized, executed and delivered by the Trustee and represents a valid and legally binding obligation of the Trustee and the Supplemental Indenture has been or will be duly authorized, executed and delivered by the Trustee and will represent a valid and legally binding obligation of the Trustee.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Notes, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, (ii) general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) to the discretion of the court before which any proceeding may be brought, or (iv) any implied covenants of good faith and fair dealing.

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2. When the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, the Guarantees of the Notes included in the Indenture will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with the terms of the Indenture, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, (ii) general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) to the discretion of the court before which any proceeding may be brought, or (iv) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to the contract law of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the applicable federal laws of the United States, in each case as in effect on the date hereof.

We hereby consent to the filing of this letter with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.